Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA COMMERCE BANCORP RECEIVES $71 MILLION PREFERRED STOCK

INVESTMENT UNDER TREASURY CAPITAL PURCHASE PROGRAM

ARLINGTON, Va.  Friday, December 12, 2008.  Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), the parent company of Virginia Commerce Bank, announced that today it completed the sale and issuance of $71,000,000 of a new series of its preferred stock to the United States Department of the Treasury. The Treasury’s investment was made pursuant to the Capital Purchase Program established under the Emergency Economic Stabilization Act. The Company also issued to the Treasury a warrant to purchase 2,696,203 shares of the Company’s common stock at an exercise price of $3.95 per share.

Peter A. Converse, Chief Executive Officer of the Company, commented, “Although we are well-capitalized beyond regulatory guidelines, we are pleased to have been approved for participation in the Capital Purchase Program. The additional capital will further strengthen our financial position, better position us to meet the challenges facing our industry and our economy, and most importantly, allow us to continue to provide much needed credit to businesses and consumers throughout our market. It is clearly in the best interest of our stockholders to obtain this capital at an effective cost that is lower and less dilutive than could be obtained in the public or private capital markets.”

The non-voting senior preferred shares to be issued to the Treasury will pay a dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-seven branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area. For more information, visit: www.virginiacommercebank.com.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Contact:

Virginia Commerce Bancorp, Inc.

William K. Beauchesne

Executive Vice President and Chief Financial Officer

703-633-6120

wbeauchesne@vcbonline.com